EXHIBIT 10.10
AMENDED AND RESTATED LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Tier II)

Littelfuse, Inc. (the “Company”) hereby grants to /$ParticipantName$/ (the “Grantee”), a Participant in the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan, as amended from time-to-time (the “Plan”), a Restricted Stock Unit Award (the “Award”) for units representing Shares of common stock of the Company (“Restricted Stock Units” or “RSUs”), subject to the terms and conditions as described herein. This agreement to grant Restricted Stock Units (the “Award Agreement”), is effective as of /$GrantDate$/ (the “Grant Date”).

RECITALS

A.The Board of Directors of the Company (the “Board”) has adopted the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan as an incentive to attract, retain and motivate highly qualified individuals.

B.Under the Plan, the Compensation Committee of the Board (the “Committee”), or its delegate, has the exclusive authority to interpret and apply the Plan and this Award Agreement.

C.The Committee has approved the granting of Restricted Stock Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company and its subsidiaries.

D.To the extent not specifically defined herein, all capitalized terms used in this Award Agreement shall have the meaning set forth in the Plan. If there is any discrepancy between the Award Agreement and the Plan, the Plan will always govern.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.Grant of Restricted Stock Units. The Company hereby grants to the Grantee a Restricted Stock Unit Award, described below, subject to the terms and conditions in this Award Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

Award Type	Grant Date	Number of RSUs
/$GrantType$/	/$GrantDate$/	/$AwardsGranted$/

2.Vesting of Restricted Stock Units. Subject to the provisions of Section 3, the RSUs will vest (in whole Shares, rounded down) in accordance with the schedule below:

Installment	Vesting Date Applicable to Installment
33 1/3%	1st anniversary of Grant Date
33 1/3%	2nd anniversary of Grant Date
33 1/3%	3rd anniversary of Grant Date

3.Termination of Employment or Service and Change in Control.

a.General. Except as otherwise set forth in Sections 3 b., 3c. and 3d. below, if the Grantee terminates all employment and Service with the Company and its Subsidiaries for any reason (including upon a termination for Cause), any RSU that is not vested under the schedule in Section 2 is forfeited as of the date of the Grantee’s termination of employment and Service.

b.Retirement. If the Grantee retires from all employment and Service with the Company and its Subsidiaries after reaching age 62 and completing 5 years of continuous Service and is determined to be in good standing at the time of the retirement, the unvested portion of the RSU shall vest pro-rata, based on the Grantee’s continuous employment and Service with the Company or any of its Subsidiaries completed from the Grant Date to the date of retirement (rounded down to the nearest whole number so that no fractional shares will vest).

c.Death or Disability. If the Grantee terminates all employment and Service with the Company and its Subsidiaries as a result of death or Disability, the unvested portion of the RSU shall vest pro-rata, based on the Grantee’s continuous employment and Service with the Company or any of its Subsidiaries completed from the Grant Date to the date of termination (rounded down to the nearest whole number so that no fractional Shares will vest).

d.Change in Control. In the event of a Change in Control, the RSUs shall be assumed, converted, or replaced by the acquiring or continuing entity on substantially the same terms and conditions or with substantially equivalent economic benefits (as determined by the Committee) and vest in accordance with the schedule set forth in Section 2 above; provided, however, that the unvested portion of the RSUs shall become immediately vested if the Grantee's employment and Service with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or, if the Grantee is subject to a Change of Control Agreement with the Company, by the Grantee for Good Reason (as defined in the Change of Control Agreement between the Company and the Grantee (the “COC Agreement”)) within two years following a Change in Control, and provided further, that the unvested portion of the RSUs shall become immediately vested upon the Change in Control if the RSUs are not properly assumed, converted, or replaced by the acquiring or continuing entity.

The existence of cause will be determined in the sole discretion of the Chief Legal Officer of the Company (or, in the case of an RSU held by such officer, the Chief Executive Officer of the Company). Also, the Committee may, in its sole discretion, choose to accelerate the vesting of the Award in special circumstances.

4.Delivery of Shares. As soon as reasonably practicable following each vesting date, the vested RSUs shall be converted into Shares, or the equivalent value in cash, and delivered to the Grantee, pursuant to Section 8.3 of the Plan; provided, such Shares or equivalent value in cash shall be delivered to the Grantee no later than 60 days following the applicable vesting date. Fractional Shares will not be paid.

5.Responsibility for Taxes and Withholding. The Grantee acknowledges that, regardless of any action the Company or its Subsidiary employing the Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into Stock or the receipt of an equivalent cash payment, the subsequent sale of any Stock acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Section 16 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the RSUs, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold whole Shares to be issued upon vesting/settlement of the RSUs equal to all applicable Tax-Related Items, rounded down to the nearest whole Share (“net settlement”). Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the RSUs, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or (iii) personal check or other cash equivalent acceptable to the Company or the Employer (as applicable).

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial accounting consequences). In the event that the Company or the Employer withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.

6.Transferability. The RSUs are not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan. After any such transfer, the transferred RSUs shall remain subject to the terms of the Plan.

7.Adjustment of Shares. In the event of any transaction described in Section 4.3 of the Plan, the terms of this Award may be adjusted as set forth in Section 4.3 of the Plan.

8.Shareholder Rights; Dividend Equivalents. The grant of RSUs does not confer on the Grantee any rights as a shareholder or any contractual or other rights of Service or employment with the Company or its Subsidiaries. The Grantee will not have shareholder rights with respect to any Shares subject to an RSU until the RSU is vested and Shares are delivered to the Grantee. With respect to each cash dividend on the Shares for which the record date occurs prior to the vest date, the unvested portion of the RSUs shall be increased by the quotient of (i) the per Share cash dividend amount multiplied by the unvested portion of RSUs on the dividend payment date, divided by (ii) the closing price of a Share on the dividend payment date. Dividend equivalents under this Award Agreement will be accrued (without interest) and will be subject to the same conditions as the RSUs to which they are attributable, including, without limitation, the vesting conditions and the provisions governing the time and form of settlement of the RSUs.

9.Data Privacy. In order to perform its requirements under the Plan, the Company or one or more of its Subsidiaries may process sensitive personal data about the Grantee. Such data includes but is not limited to the information provided in the Award package and any changes thereto, other appropriate personal and financial data about the Grantee, and information about the Grantee’s participation in the Plan and RSUs exercised under the Plan from time to time. By accepting this Award Agreement, the Grantee hereby gives consent to the Company and its subsidiaries to hold, process, use and transfer any personal data outside the country in which the Grantee is employed and to the United States, and vice-versa. The legal persons for whom the personal data is intended includes the Company and any of its Subsidiaries, the outside plan administrator as selected by the Company from time to time, and any other person that the Company may find appropriate in its administration of the Plan. The Grantee may review and correct any personal data by contacting the local Human Resources Representative. The Grantee understands that the transfer of the information outlined herein is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit participation in the Plan.

10.Appendix. Notwithstanding any provisions in this Award Agreement, the grant of the RSUs shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Award Agreement for the Grantee's country (the "Appendix"). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Award Agreement.

11.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSU or other awards granted to the Grantee under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

12.Severability. If one or more of the provisions in this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

13.Amendments. Except as otherwise provided in Section 14, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

14.Code Section 409A. The RSUs are intended to comply with the requirements of Code Section 409A. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the RSUs fail to comply with the requirements of Code Section 409A, the Company may, at the Company’s sole discretion, and without the Grantee’s consent, amend this Award Agreement to cause the RSUs to comply with Code Section 409A. Any payments under this Award shall be treated as separate payments for purposes of Code Section 409A. For purposes of determining timing of payments, any references to retirement, resignation, or termination of employment or service shall mean a “separation of service” as defined in Code Section 409A, and any payment to a “specified employee” within the meaning of Code Section 409A made on account of a separation from service shall be subject to a 6-month specified employee delay in accordance with Section 13.2(b) of the Plan.

15. Governing Law. This Award Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, as of the Grant Date.

LITTELFUSE, INC.

By:	/s/ Gregory N. Henderson

Gregory N. Henderson
President and Chief Executive Officer

APPENDIX

WAIVER OF DATA PRIVACY FOR NON-U.S. RESIDENTS

By accepting this Award (whether by electronic means or otherwise), you consent to Littelfuse holding, processing, using, and transferring your personal data relating to this Award across country borders to the Littelfuse corporate headquarters in the United States, to the extent determined by Littelfuse to be necessary to operate the Plan, administer awards, maintain records of holders of equity rights in Littelfuse, carry out the operations of Littelfuse, or comply with securities or other applicable laws. You acknowledge that transfers of your personal data may include providing your information to recordkeepers or third party administrators for the Plan, registrars or brokers hired to handle transactions involving Littelfuse common stock, or prospective or future purchasers of Littelfuse (or its affiliates or the business for which you work). You further acknowledge that your personal information may include your name, address, tax identification number, work location, and information about your awards. You further acknowledge that you have received a copy of the Plan and that you understand your participation in the Plan is voluntary. You can revoke your consent to the transfer of your personal data, access or correct your data, or obtain a copy of the Littelfuse data processing policies or the Plan, by contacting our VP, Total Rewards & HRIS during normal U.S. business hours (9 a.m. – 6 p.m. CST) at (920) 366-7716.

WARNING FOR HONG KONG RESIDENTS:
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. If you are a Hong Kong resident, you are advised to exercise caution in relation to this Award. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

APPENDIX TO THE
AMENDED AND RESTATED LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FRANCE
Unless the Corporation notifies you otherwise, the below terms apply to you if, at the Award Date, you are a French Participant.
French-qualified RSUs granted under the French Subplan. The Award is granted under and is subject to the terms of the Subplan for Restricted Stock Units Granted to French Participants (the "French Subplan") and is intended to qualify for specific tax and social security treatment under Sections L. 225-197-1 to L 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended. The Corporation does not undertake to maintain the qualified status of the Award and you will not be entitled to damages of any nature whatsoever if the Award becomes disqualified. References to the "Plan" used in this agreement shall include the French Subplan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan or, as applicable, in the French Subplan.
Vesting Schedule. This provision supplements Section 2 of the Agreement:
Notwithstanding the vesting schedule set forth in Section 2 of the Agreement, in no event shall a Vesting Date occur prior to the first anniversary of the Grant Date of the Award, or such other period as is required to comply with the minimum vesting period under Section L. 225-197-1 of the French Commercial Code, as amended.
Mandatory Holding Period. You may not sell or transfer the Shares issued at vesting of the Award prior to the second anniversary of the Grant Date each or such other period as is required to comply with the minimum mandatory holding period under Section L. 225-197-1 of the French Commercial Code, as amended. Further, if at the Grant Date, you are a corporate officer of the Corporation or a French Entity (as set forth and defined under Section 3 (a) of the French Subplan), you will be required to hold 15 percent (or such other amount as is required by applicable law) of the Shares issued to you upon vesting of the Award in a nominative account until you no longer hold one of the foregoing positions, so long as this restriction is applicable to French-Qualified RSUs granted by the Corporation.
Closed Periods. Any Shares acquired upon vesting of the Award may not be sold during certain Closed Periods as provided for and defined by Section L. 22-10-59 of the French Commercial Code, as amended, and by the French Subplan, for so long as and to the extent that the Closed Periods are applicable to Shares underlying French-Qualified RSUs granted by the Corporation. Under current law, such Closed Periods are as follows:

(i)Thirty calendar days before the announcement of an intermediate financial report or end-of-year report that the Corporation is required to make public; or
(ii)     For members of the Board (conseil d'administration) or Supervisory Board (conseil de surveillance), members of the Executive Board (directoire) or acting as Chief Executive Officer (directeur général) or Deputy Chief Executive Officer (directeur général délégué) or employees having knowledge of confidential information within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and

2003/125/CE and 2004/72/CE of the Commission which has not been made public, the underlying Shares cannot be sold or transferred until such confidential information has been made public.
Termination by Reason of Death. This provision supplements Section 3. c. of the Agreement:
In accordance with Section 5 of the French Subplan, in the event of termination of your active employment by reason of your death, upon the Corporation’s receipt within six months following your death of a written request from your heirs in a form satisfactory to the Corporation, all of your unvested French-Qualified RSUs shall vest and the Company shall issue the relevant Shares to an account for the benefit of your heirs, unless and until the performance vesting conditions, if any, are satisfied. In the event of your death, your heirs will not be subject to the Mandatory Holding Period or Closed Period restrictions referenced above in this Appendix.
Termination by Reason of Disability. This provision supplements Sections 3. c. and 4. of the Agreement:
In the event of termination of your active employment by reason of your Disability (as defined in the French Subplan), you will not be subject to the Mandatory Holding Period or Closed Period restrictions referenced above in this Appendix.
French Taxes. This provision supplements Section 6 of the Agreement:
You understand and acknowledge that, if you are a French tax resident, you are solely responsible for paying any French personal income tax due in connection with the Award, as well as any related taxes, and, unless otherwise required by applicable law, neither the Corporation nor the French Entity will withhold any such French personal income tax or other French taxes due in connection with the Award, regardless of any language to the contrary in Section 6 of the Agreement.